EXHIBIT 99

                               FOR IMMEDIATE RELEASE

             NIKE, INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.71

             Revenue up 14 percent, worldwide futures orders up 13 percent



BEAVERTON, Ore. (19 December, 2007) - NIKE, Inc. (NYSE:NKE) today reported financial results for the second quarter ended November 30, 2007. For the quarter, revenue grew 14 percent to $4.3 billion, compared to $3.8 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 4 percentage points for the quarter. Second quarter net income grew 10 percent to $359.4 million, compared to $325.6 million in the prior year and diluted earnings per share increased 11 percent to $0.71, versus $0.64 last year.

Mark Parker, Nike, Inc. President and Chief Executive Officer, said, "Our second quarter was another great one, and it illustrates the ability of our portfolio to deliver consistent, profitable growth. Our strategy for continued growth is very clear - commit totally to the consumer, deliver innovative and relevant product, and focus our execution and discipline on those parts of the business that offer the greatest growth opportunity."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from December 2007 through April 2008, totaling $6.5 billion, 13 percent higher than such orders reported for the same period last year. Changes in currency exchange rates increased reported orders growth by 3 percentage points.*

By region, futures orders for the U.S. increased 1 percent; Europe (which includes the Middle East and Africa) increased 19 percent; Asia Pacific grew 24 percent; and the Americas increased 21 percent. Changes in currency exchange rates increased reported futures orders growth in Europe by 6 percentage points and by 4 percentage points in Asia Pacific and in the Americas.*

Regional Highlights

U.S.
____
During the second quarter, U.S. revenues increased 7 percent to $1.5 billion versus $1.4 billion for the second quarter of fiscal 2007. U.S. athletic footwear revenues increased 12 percent to $983.3 million; apparel revenues decreased 3 percent to $461.4 million; and equipment revenues increased 9 percent to $68.7 million. U.S. pre-tax income increased 9 percent to $306.6 million from $282.1 million a year ago.


Europe
______
Second quarter revenues for the European region grew 18 percent to $1.2 billion from $1.0 billion for the same period last year. Changes in currency exchange rates increased revenue growth by 10 percentage points. Footwear revenues were up 19 percent to $646.7 million. Apparel revenues increased 15 percent to $485.9 million and equipment revenues increased 24 percent to $91.6 million. Pre-tax income increased 37 percent to $230.2 million.

Asia Pacific
____________
In the second quarter, revenues in the Asia Pacific region grew 17 percent to $674.6 million compared to $578.2 million a year ago. Changes in currency exchange rates increased revenue growth by 5 percentage points. Footwear revenues were up 20 percent to $334.1 million, apparel revenues increased 15 percent to $289.2 million and equipment revenues grew 2 percent to $51.3 million. Pre-tax income increased 19 percent to $174.1 million.

Americas
________
Revenues in the Americas region increased 19 percent to $313.6 million from $262.5 million in the second quarter of fiscal 2007. Currency exchange rates contributed 5 percentage points to this growth rate. Footwear revenues were up 16 percent to $214.3 million, apparel revenues increased 31 percent to $73.2 million and equipment revenues grew 20 percent to $26.1 million. Pre-tax income was up 12 percent to $68.7 million.

Other Businesses
________________
For the first quarter, Other business revenues, which include Converse Inc., NIKE Golf, Cole Haan Holdings Incorporated, NIKE Bauer Hockey Corp., Hurley International LLC and Exeter Brands Group LLC, grew 16 percent to $613.7 million from $526.8 million last year. Pre-tax income increased 31 percent to $70.8 million for the quarter.

Following a strategic review of the Company's affiliate brands portfolio, Nike management determined that Nike Bauer Hockey and the Starter brand did not align with the Company's long-term growth priorities. On November 15, 2007, the Company announced it had reached a definitive agreement to sell the Starter brand to Iconix Brand Group for $60 million in cash. This transaction was completed on December 17, 2007. The Company is still exploring the sale of the Bauer Hockey business.

On October 23, 2007, the Company announced it had reached an agreement on an all-cash offer to acquire all of the outstanding share capital of Umbro plc at 193.06 pence a share, which values the company at (pound sterling) 282 million or approximately $570 million.
The acquisition will significantly expand Nike's global leadership in football, a key growth category for the Company.

Commenting on these developments, Parker said: "Our focus on prime growth opportunities extends throughout our portfolio of brands. We are confident that our divestiture decisions this quarter are the right ones for Bauer Hockey, for Starter, and for Nike. As for Umbro, it is a brand that has tremendous heritage and respect in global football. We're very excited about leveraging those connections and bringing them to life in new ways that will reward consumers and strengthen our competitive stance in football around the world."*

Income Statement Review

Gross margins were 44.3 percent compared to 43.4 percent for the same period last year.

Selling and administrative expenses were 32.9 percent of second quarter revenues, compared to 32.0 percent last year.

The effective tax rate for the second quarter was 30.3 percent. This was a higher rate than last year's second quarter tax rate of 27.2 percent, which included a retroactive benefit from an international tax agreement.

Balance Sheet Review

At quarter end, global inventories stood at $2.2 billion, an increase of 3 percent from November 30, 2006. Cash and short-term investments were $3.1 billion at the end of the quarter, compared to $1.9 billion last year.

Share Repurchase

During the second quarter, the Company purchased a total of 4,807,300 shares for approximately $292.8 million in conjunction with the Company's four-year $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the second quarter the Company has repurchased a total of 28.6 million shares for approximately $1.4 billion under this program.


              MEDIA CONTACT:                INVESTOR CONTACT:
              Alan Marks                    Pamela Catlett
              503.671.4235                  503.671.4589

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Cole Haan Holdings Incorporated, which designs, markets and distributes luxury shoes, handbags, accessories and coats; NIKE Bauer Hockey Corp., a leading designer and distributor of hockey equipment; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.


                           (Tables Follow)




                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED NOVEMBER 30, 2007
                         (In millions, except per share data)

INCOME                          QUARTER ENDED                 YEAR TO DATE ENDED
STATEMENT                   11/30/2007  11/30/2006  %Chg   11/30/2007  11/30/2006  %Chg
=======================================================  ============================
Revenues                      $4,339.5    $3,821.7   14%     $8,994.6    $8,015.8    12%
Cost of sales                  2,418.4     2,164.6   12%      4,986.5     4,509.5    11%
                           _______________________           ______________________
Gross margin                   1,921.1     1,657.1   16%      4,008.1     3,506.3    14%
                                44.3 %      43.4 %             44.6 %      43.7 %

Selling and administrative
 expense                       1,429.5   1,223.7     17%      2,864.2     2,513.4    14%
                                32.9 %      32.0 %               31.8 %      31.4 %

Interest income, net            23.1       14.1      64%         47.7        27.2    75%
Other income (expense), net      0.9       (0.2)    550%         (5.7)        3.0  -290%
                           -----------------------           ----------------------

Income before income taxes     515.6       447.3     15%      1,185.9     1,023.1    16%

Income taxes                   156.2       121.7     28%        256.8       320.3   -20%
                           -----------------------           ----------------------
                                30.3 %      27.2 %               21.7 %      31.3 %

Net income                    $359.4      $325.6     10%       $929.1      $702.8    32%
                         =========================           ======================
Diluted EPS                    $0.71       $0.64     11%        $1.83       $1.38    33%
                         =======================             ======================
Basic EPS1                     $0.72       $0.65     11%        $1.86       $1.40    33%
                         =======================             ======================


Weighted Average Common Shares Outstanding:

Diluted                       506.2       507.3              506.8       508.8
Basic                         497.6       502.4              498.5       503.9
                        =======================         =======================
Dividends declared            $0.23      $0.185             $0.415       $0.34
                        =======================         =======================

1 Basic earnings per common share for the six months ended November 30, 2006 do not recalculate due to rounding.



NIKE, Inc.
BALANCE SHEET*                                   11/30/2007   11/30/2006
=========================================================================
                                                      (in millions)
   ASSETS
Current assets:
   Cash and equivalents                            $2,470.5     $1,102.9
   Short-term investments                             601.0        804.4
   Accounts receivable, net                         2,617.1      2,375.9
   Inventories                                      2,223.7      2,167.2
   Deferred income taxes                              253.9        186.2
   Prepaid expenses and other
     current assets                                   521.2        561.3
                                                 ------------------------
   Total current assets                             8,687.4      7,197.9

Property, plant and equipment                       3,907.8      3,548.4
   Less accumulated depreciation                    2,119.7      1,875.4
                                                 ------------------------
   Property, plant and equipment, net               1,788.1      1,673.0

Identifiable intangible assets, net                   409.7        406.7
Goodwill                                              130.8        130.8
Deferred income taxes and other assets                438.6        413.8

                                                 ------------------------
Total assets                                      $11,454.6     $9,822.2
                                                 ========================

   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                 $  6.1       $ 30.6
   Notes payable                                      119.5         59.2
   Accounts payable                                 1,053.5        880.3
   Accrued liabilities                              1,501.4      1,239.1
   Income taxes payable                               108.4         71.0
                                                 ------------------------
   Total current liabilities                        2,788.9      2,280.2

Long-term debt                                        436.3        383.5
Deferred income taxes and other liabilities           736.9        620.1
Redeemable preferred stock                              0.3          0.3
Shareholders' equity                                7,492.2      6,538.1

                                                 ------------------------
Total liabilities and shareholders' equity        $11,454.6     $9,822.2
                                                 ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                       QUARTER ENDED                YEAR TO DATE ENDED
DIVISIONAL REVENUES       11/30/2007 11/30/2006  %Chg   11/30/2007 11/30/2006  %Chg
=====================================================  ============================
                                               (in millions)
U.S. Region
     Footwear                 $983.3     $879.4   12%     $2,103.2   $1,958.5    7%
     Apparel                   461.4      475.4   -3%        889.4      906.9   -2%
     Equipment                  68.7       63.2    9%        159.2      154.5    3%
                         ----------------------        ----------------------
          Total              1,513.4    1,418.0    7%      3,151.8    3,019.9    4%

EMEA Region
     Footwear                  646.7      541.4   19%      1,438.6    1,220.9   18%
     Apparel                   485.9      421.0   15%      1,052.9      908.0   16%
     Equipment                  91.6       73.8   24%        210.4      178.2   18%
                         ----------------------        ----------------------
          Total              1,224.2    1,036.2   18%      2,701.9    2,307.1   17%

Asia Pacific Region
     Footwear                  334.1      277.4   20%        666.2      543.4   23%
     Apparel                   289.2      250.6   15%        529.7      451.5   17%
     Equipment                  51.3       50.2    2%        109.5      101.7    8%
                         ----------------------        ----------------------
          Total                674.6      578.2   17%      1,305.4    1,096.6   19%

Americas Region
     Footwear                  214.3      185.1   16%        412.7      357.4   15%
     Apparel                    73.2       55.7   31%        131.5      106.9   23%
     Equipment                  26.1       21.7   20%         48.9       40.7   20%
                         ----------------------        ----------------------
          Total                313.6      262.5   19%        593.1      505.0   17%

                             3,725.8    3,294.9   13%      7,752.2    6,928.6   12%

Other                          613.7      526.8   16%      1,242.4    1,087.2   14%

Total NIKE, Inc. revenues   $4,339.5   $3,821.7   14%     $8,994.6   $8,015.8   12%






NIKE, INC
                            QUARTER ENDED                    YEAR TO DATE ENDED
PRE-TAX INCOME1,2        11/30/07   11/30/06  %Chg          11/30/07   11/30/06  %Chg
===================================================================================
U.S. Region            $  306.6   $  282.1    9%          $  653.9   $  637.8    3%
EMEA Region               230.2      167.7   37%             605.7      478.3   27%
Asia Pacific Region       174.1      145.8   19%             333.6      250.7   33%
Americas Region            68.7       61.1   12%             126.6      110.8   14%
Other                      70.8       54.1   31%             166.0      141.5   17%
Corporate3               (334.8)    (263.5) -27%            (699.9)    (596.0) -17%
                      ______________________              _____________________
Total pre-tax income1  $  515.6   $  447.3   15%          $1,185.9   $1,023.1   16%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2008 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.